AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 8, 1997
                                                   REGISTRATION NO. 333-21019
=============================================================================

                     SECURITIES AND EXCHANGE COMMISSION
                              _______________

                              POST-EFFECTIVE
                            AMENDMENT NO. 1 TO
                                 FORM S-3
                          REGISTRATION STATEMENT
                                   UNDER
                        THE SECURITIES ACT OF 1933
                              _______________

                     OCCIDENTAL PETROLEUM CORPORATION
          (Exact name of registrant as specified in its charter)

              DELAWARE                            95-4035997
   (State or other jurisdiction of             (I.R.S. Employer
   incorporation or organization)             Identification No.)

                         10889 WILSHIRE BOULEVARD
                       LOS ANGELES, CALIFORNIA 90024
                              (310) 208-8800

 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         DONALD P. DE BRIER, ESQ.
                             GENERAL COUNSEL
                     OCCIDENTAL PETROLEUM CORPORATION
                         10889 WILSHIRE BOULEVARD
                      LOS ANGELES, CALIFORNIA 90024
                             (310) 443-6176

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

=============================================================================

                    EXPLANATORY STATEMENT


      Pursuant to this Post-Effective Amendment No. 1 to its Registration Statement on Form S-3 (Registration Number 333-21019), Occidental Petroleum Corporation deregisters all shares of its common stock, $.20 par value per share, heretofore registered and not previously sold, except for those additional shares which became subject to the Registration Statement in February 1997 and are referred to as the Adjustment Shares. The reason for deregistration is that all shares which were registered became tradable pursuant to Rule 144 under the Securities Act of 1933, as amended, on August 30, 1997, other than the Adjustment Shares, which amount to only 118,275 shares. Approximately 740,436 shares were sold pursuant to the Registration Statement. All shares other than the Adjustment Shares, which continue to be covered hereby, are now being deregistered. The Adjustment Shares will remain subject to this Registration Statement until January 9, 1998, unless previously sold as described under the caption "Plan of Distribution" in the amended prospectus included herein.

PROSPECTUS

                       118,275 SHARES

           [LOGO] OCCIDENTAL PETROLEUM CORPORATION



                        Common Stock
                      ($.20 Par Value)

  The 118,275 shares of the Common Stock, par value $.20 per share (the "Common Stock"), of Occidental Petroleum Corporation ("Occidental") offered hereby are offered for the accounts of the former shareholders of Laurel Industries, Inc. identified in this Prospectus under the caption "Selling Stockholders" (collectively, the "Selling Stockholders"). Occidental will not receive any proceeds from the sale of such shares of the Common Stock.

  The Common Stock is listed and principally traded on the New York and Pacific stock exchanges (symbol: OXY). On
October 7, 1997, the closing sale price of the Common Stock on the New York Stock Exchange was $29.50 per share.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
  BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
  SECURITIES COMMISSION NOR HAS THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
  PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  The Common Stock may be offered from time to time in one or more transactions (including block transactions) on the New York Stock Exchange, in separately negotiated transactions or in a combination of such transactions, at market prices prevailing at the time of sale or at negotiated prices. The Common Stock may be offered or sold by the Selling Stockholders named herein, or, under certain circumstances, by their relatives, charitable donees, estates, successors by testamentary devise or other Permitted Holders. See "Plan of Distribution".


      THE DATE OF THIS PROSPECTUS IS OCTOBER 8, 1997.

  NO  PERSON  IS AUTHORIZED IN CONNECTION WITH ANY  OFFERING
MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND ANY INFORMATION OR REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY OCCIDENTAL OR THE SELLING STOCKHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES COVERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER OR SOLICITATION BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS AT ANY TIME NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.
                       _______________

                    AVAILABLE INFORMATION

  Occidental is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed with the Commission by Occidental can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at the following regional offices of the Commission:
New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains an Internet World Wide Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including Occidental. Such reports, proxy statements and other information can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York and the Pacific Stock Exchange, 115 Sansome Street, Suite 1104, San Francisco, California.

  This Prospectus constitutes a part of a Registration Statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") filed by Occidental with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, and reference is hereby made to the Registration Statement for further information with respect to Occidental and the Common Stock offered hereby. Statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are necessarily summaries of such provisions, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

       INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  This Prospectus incorporates by reference documents which are not presented herein or delivered herewith. Occidental will furnish without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any documents incorporated by reference herein, except for exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Occidental Petroleum Corporation, 10889 Wilshire Boulevard, Los Angeles, California 90024, Attention: Vice President and Treasurer (telephone (310) 208-8800).

  The   following  documents,  which  have  been  filed   by
Occidental with the Commission, are hereby incorporated by reference in this Prospectus:

  (i)  Annual Report on Form 10-K for the fiscal year  ended
December 31, 1996;

  (ii) Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1997 and June 30, 1997;

  (iii) Current Reports on Form 8-K, dated January 23, 1997,
April 17, 1997, July 17, 1997 and July 18, 1997; and

  (iv) Registration Statement on Form 8-B, dated June 26, 1986 (as amended by Form 8, dated December 22, 1986, Form 8, dated February 3, 1988, Form 8-B/A, dated July 12, 1993, Form 8-B/A, dated March 18, 1994, and Form 8-B/A, dated November 1, 1995).

  All documents filed by Occidental pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

              OCCIDENTAL PETROLEUM CORPORATION

  Occidental explores for, develops, produces and markets crude oil and natural gas; engages in interstate and intrastate natural gas transmission and marketing; and manufactures and markets a variety of basic chemicals, petrochemicals, polymers and plastics and specialty chemicals. Occidental conducts its principal operations through three subsidiaries: Occidental Oil and Gas Corporation, MidCon Corp. and Occidental Chemical Corporation. Occidental's principal executive offices are located at 10889 Wilshire Boulevard, Los Angeles, California 90024 (telephone (310) 208-8800).

                         THE MERGER

  On August 30, 1996, pursuant to an Agreement of Merger, dated August 5, 1996 (the "Merger Agreement"), among Laurel Industries, Inc., an Ohio corporation ("Laurel"), Occidental and Oxy Acquisition Corp., an Ohio corporation and a wholly-owned subsidiary of Occidental (the "Sub"), the Sub merged (the "Merger") into Laurel, which became a wholly-owned subsidiary of Occidental. Pursuant to the Merger Agreement, all of the outstanding shares of the capital stock of Laurel were converted into the 3,493,427 shares of Common Stock ("Initial Shares"). The Initial Shares were registered with the SEC pursuant to a previous Registration Statement which was declared effective by the Commission on September 13, 1996. Subsequently, in connection with an asset sale and pursuant to certain purchase price adjustment provisions of the Merger Agreement, as amended, Laurel, Occidental and the Selling Stockholders agreed that Occidental would on behalf of Laurel, issue to the Selling Stockholders the additional 118,275 shares of Common Stock offered hereby (the "Adjustment Shares").

                       USE OF PROCEEDS

  The Selling Stockholders will receive all of the net proceeds from the sale of the shares of Common Stock offered hereby. Occidental will not receive any of the proceeds from the sale of such shares.

                    SELLING STOCKHOLDERS

  This  Prospectus relates to the periodic offers and  sales by  the  Selling  Stockholders of an  aggregate  of  118,275 shares of the Common Stock.

  The  number  of shares of Common Stock offered  hereby  by each Selling Stockholder (or, in certain cases, as discussed
under   "Plan  of  Distribution"  below,  by  any  Permitted
Holder), are as set forth below:

NAME OF HOLDER                          TOTAL ADJUSTMENT SHARES
-------------------------------         -----------------------
Arthur Craig Akridge...........                118
Diana C. Akridge...............                118
Amelia J. Anello...............                118
Edward C. Anello...............                118
Thomas Bellanti................                164
Andrew J. Bozzelli.............              1,971
Mark A. Gamble.................                197
Connie Green...................              1,971
Elizabeth Haller...............              2,235
Corinne B. McVay...............                118
Michael C. McVay...............                118
John M. Myles..................                164
John E. O'Neill................              1,642
Gloria P. Parke................              3,613
(Gloria P. Parke,
    Revocable Trust
    Agmt.)
Estate of C. Walder Parke......             22,436
Estate of Elizabeth G.
 Spencer.......................              4,106
Jack Phillips..................                389
Jack Phillips jointly
  with Johanna Phillips........             13,796
Johanna Phillips...............                 60
Phillips Amanda Elaine
  Akridge......................                117
  Grandchildren Trust
Phillips Amanda Elaine
  Akridge......................                 60
  Grandchildren Trust
        dated 11/4/93
Phillips Austin
  Leonard Anello...............                294
Grandchildren Trust
    dated 5/24/94
Phillips
  Grandchildren's
  Trust (Lauren Elese
  McVay, Beneficiary)..........                 65
Steven T. Rabel................                985
Thomas W. Roberts..............              2,857
Lawrence E. Saulino............              1,149
Richard T. Schwarz
   (Cust. for Bradley
   Schwarz)....................                 58
Richard T. Schwarz
   (Cust. for Evan
   Schwarz)....................                 58
Marcy L. Schwarz TR UA
 dated 1/4/95 FBO..............                238
 Bradley T. Schwarz
    and her
    successors
Marcy L. Schwarz TR UA
 dated 1/4/95 FBO..............                238
 Evan Todd Schwarz
    and her successors
Richard T. Schwarz.............             10,088
Martin Spector.................                821
William H.
 Steinbrink....................              8,541
G. Carlos Tejada...............              7,719
Key Equity Capital.............             31,535
                                           -------
                                           118,275
                                           =======

  The  Selling  Stockholders may  sell  any  number  of  the
Adjustment  Shares, although any of the Selling Stockholders
may   choose  to  hold  some  or  all  of  such  shares  for
investment.

  Except for the ownership interest of the Selling Stockholders in such 118,275 shares of the Common Stock, and the contractual relationships provided in the Merger Agreement and related registration agreement (and certain employment arrangements with Messrs. Tejada and Schwarz), the Selling Stockholders do not have any material relationship with Occidental.

                    PLAN OF DISTRIBUTION

  Occidental will not receive any proceeds from the sale of the shares offered hereby. The Selling Stockholders have advised Occidental that such shares may be sold by the Selling Stockholders in one or more transactions (which may involve one or more block transactions) on the New York Stock Exchange, in separately negotiated transactions, or in a combination of such transactions; that each sale may be made either at market prices prevailing at the time of such sale or at negotiated prices; that some or all of such shares may be sold through brokers acting on behalf of the Selling Stockholders or to dealers for resale by such dealers; and that in connection with such sales such brokers and dealers may receive compensation in the form of discounts or commissions from the Selling Stockholders and may receive commissions from the purchasers of such shares for whom they act as broker or agent (which discounts and commissions may, but are not anticipated to, exceed those customary in the types of transactions involved). The shares offered hereby may be offered or sold by the Selling Stockholders named herein, or, under certain circumstances, by their relatives. Accordingly, the heirs of such persons shall be entitled to sell pursuant to this offering. Any broker or dealer participating in any such sale may be deemed to be an "underwriter" within the meaning of the Securities Act and will be required to deliver a copy of this Prospectus to any person who purchases any of such shares from or through such broker or dealer. Any discounts or commissions received by any such underwriter, dealer or broker may be deemed to be underwriting discounts or commissions under the Securities Act.

  Occidental has agreed to pay and be responsible for the fees and expenses incurred in connection with the registration of the Registrable Shares offered hereby and the qualification of such shares under applicable state securities or Blue Sky laws. The Selling Stockholders shall generally be responsible for all other fees and expenses (including brokerage discounts and commissions, and fees of brokers, dealers and other securities professionals) relating to the distribution of such shares. In addition, Occidental has agreed to indemnify the Selling Stockholders and certain other persons against certain liabilities, including liabilities under the Securities Act.

                        LEGAL MATTERS

  The validity of the Common Stock offered hereby will be passed upon for Occidental by Scott A. King, Senior Counsel of Occidental. Mr. King beneficially owns, and has rights to acquire under employee stock options, an aggregate of less than 1% of the outstanding Common Stock.

                           EXPERTS

  The financial statements and financial statement schedule incorporated by reference in this Prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                         SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on October 8, 1997.


                         OCCIDENTAL PETROLEUM CORPORATION


                         By        R. R. IRANI*
                            --------------------------------
                                  Ray R. Irani
                          Chairman of the Board of Directors
                              and Chief Executive Officer


     Pursuant to the requirements of the Securities Act, this Amendment to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

      SIGNATURE                               TITLE
      ---------                               -----

    RAY R. IRANI*                   Chairman of the Board of
-------------------------             Directors and Chief
    Ray R. Irani                       Executive Officer

  ANTHONY R. LEACH*                 Executive Vice President
-------------------------          and Chief Financial Officer
  Anthony R. Leach

 SAMUEL P. DOMINICK*                 Vice President and
-------------------------              Controller (Chief
 Samuel P. Dominick, Jr.             (Chief Accounting
                                      Officer)


-------------------------                 Director
   John S. Chalsty

EDWARD P. DJEREJIAN*                      Director
-------------------------
Edward P. Djerejian


-------------------------                 Director
     Albert Gore

   ARTHUR GROMAN*                         Director
-------------------------
   Arthur Groman

   J. ROGER HIRL*                         Director
-------------------------
   J. Roger Hirl

   JOHN W. KLUGE*                         Director
-------------------------
   John W. Kluge

      Signature                           Title
      ---------                           -----


   DALE R. LAURANCE*                      Director
-------------------------
   Dale R. Laurance

   IRVIN W. MALONEY*                      Director
-------------------------
   Irvin W. Maloney

   GEORGE O. NOLLEY*                      Director
-------------------------
   George O. Nolley

   JOHN F. RIORDAN*                       Director
-------------------------
   John F. Riordan

   RODOLFO SEGOVIA*                       Director
-------------------------
   Rodolfo Segovia

   AZIZ D. SYRIANI*                       Director
-------------------------
   Aziz D. Syriani

   ROSEMARY TOMICH*                       Director
-------------------------
   Rosemary Tomich


*By: D. P. DE BRIER                October 8, 1997
     --------------------
     Donald P. de Brier
      Attorney-In-Fact


                                  II-2